Fox Factory Holding Corp. Announces Changes to Board of Directors
Dudley Mendenhall to Succeed Elias Sabo as Chairman of the Board
Appoints Tom Duncan to Board of Directors
SCOTTS VALLEY, California, July 25, 2017 - Fox Factory Holding Corp. (NASDAQ:FOXF) (“FOX” or the “Company”) today announced the appointment of Dudley Mendenhall, a director on its Board of Directors, to Chairman of the Board, effective immediately. Mr. Mendenhall will succeed Elias Sabo, who has stepped down from his role as Chairman and has resigned from the Board. In addition, the Company appointed Tom Duncan as a director on its Board of Directors, effective immediately.

“On behalf of our Board of Directors and management team, I would like to thank Elias for all of his contributions during his tenure as Chairman of the Board,” said Larry L. Enterline, the Company’s Chief Executive Officer. “His keen business insight and pure passion for the FOX brand will be missed.”

Mr. Enterline continued, “I would like to congratulate Dudley on his new role. This transition is the result of our Board's deliberate succession planning process and will allow Dudley to continue to provide us with his strategic insight and guidance.”

Mr. Mendenhall joined FOX as a director of its Subsidiary in February 2012. He was appointed to serve as a member of the Company’s Board of Directors in June 2013. Since July 2012, Mr. Mendenhall has been an independent consultant providing financial advisory services. From January 2010 to July 2012, he was Vice President, Strategy, Planning and Operations in the office of Strategy and Technology at Hewlett-Packard Company. From March 2009 to August 2010, Mr. Mendenhall served as Chief Financial Officer of Solera Holdings, Inc., a provider of software and services to the automobile insurance claims processing industry. From September 2007 to March 2009, Mr. Mendenhall was Chief Financial Officer of Websense, Inc., a company providing integrated web, data and email security solutions. From April 2003 to September 2007, Mr. Mendenhall was Senior Vice President and Chief Financial Officer of K2, Inc., an international sporting equipment manufacturer. Mr. Mendenhall holds a BA in economics from Colorado College.

“On behalf of our management team and Board of Directors we are pleased to welcome Tom to our Board and look forward to working with him. He brings over 25 years of extensive experience with consumer products companies to FOX,” commented Larry L. Enterline, the Company’s Chief Executive Officer. “Tom is a proven leader working with multinational tool equipment brands and developing compelling, innovative products.”

Since 2003 Mr. Duncan has served as the President and Chief Executive Officer of the North American division of Positec Tool Corporation, a global manufacturer and marketer of power tools, lawn and garden equipment and accessories, including the Rockwell and WORX brands. Prior to joining Positec, Mr. Duncan served as a Vice President of Robert Bosch Tool Corporation (“Bosch”) from June 2001 to September 2003. From September 1992 to June 2001, Mr. Duncan served as a Vice President at Vermont American Corporation until they were acquired by Bosch. Mr. Duncan has been a director on the Outdoor Power Equipment Institute Board of Directors since October 2015 and a director on the Folks Center for International Business Board of Directors at University of South Carolina’s Darla Moore School of Business since September 2016. Mr. Duncan holds a B.A., Rhetoric from the University of Virginia and a Masters of International Business from University of South Carolina’s Darla Moore School of Business.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, Fox Factory Holding Corp. (the "Company") designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. The Company is a direct supplier to leading power vehicle original equipment manufacturers ("OEMs"). Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Forward-Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the "safe-harbor" provisions contained in those sections. Forward-looking statements generally relate to future events or the Company's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "might," "will," "would," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "estimate," "predict," "likely," "potential" or "continue" or other similar terms or expressions and the other risks and uncertainties described in "Risk Factors" contained in the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company's other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company's forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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Katie Turner
646-277-1228
Katie.turner@icrinc.com